 Exhibit 10.2

Interest Transfer Agreement

Transferor: Yinyan Guan	(hereinafter referred to as Part A)

ID Number: 441423197210171416

Transferer: Qingguo Zeng	(hereinafter referred to as Part B)

ID Number: 441423197404161451

Transferee: Shenzhen Xing Tian Kong Digital Co., Ltd	(hereinafter referred to as Part C)

Registration Number: 440301503394393

Shenzhen Dasen Communication Technology Co., Ltd. (hereinafter referred to as “Joint Venture”) was established in Shenzhen on November 26, 2007 with a registered capital of RMB 10 million. Thereinto, Part A holds 95% of the interest of the Joint Venture and would like to transfer 95% of the interest to Part C and Part C agrees to receive the interest. Part B holds 5% of the interest of the Joint Venture and would like to transfer 5% of the interest to Part C and Part C agrees to receive the interest. Pursuant to the Company Law of the People's Republic of China and the Contract Law of the People's Republic of China, Part A, Party B and Party C have reached the following agreement as to the interest transfer:

I.	The price of the interest transfer and the payment term and methods:
1.
Party A holds 95% of the interest in the Joint Venture. Pursuant to the company’s Charter, Part A should make a contribution of RMB 9.5 million and Party A has made a contribution of RMB 9.5 million. Part A hereby transfers 95% of the interest to Part C for a consideration of RMB 9.5 million. Party B holds 5% of the interest in the Joint Venture. According to the company's Charter, Part B should make a contribution of RMB 0.5 million and Party B has made a contribution of RMB 0.5 million. Party B hereby transfers 5% of the interest to Part C for a consideration of RMB 0.5 million.

2.	Part C shall make one payment by cash (or wire transfer) in the amount and currency mentioned above to Part A and B within three months of the effective date of this agreement.

II.
Party A and Party B warrant that they have complete rights to dispose the interest that they intend to transfer to Part C, that there is no liens on the equity, that the interest is not seized and that there is no third party claims on the interest. Otherwise, both Party A and Party B shall be responsible for all the economical and juridical liabilities caused by it.

III.	The share of profit and loss of the Joint Venture (including credit and debt)
1.	Party C shall share the Joint Venture's profits as well as the related risks and losses according to the percentage of the interest transferred to it after the agreement becomes effective.
2.
If, during the execution of the agreement, Party A and Party B fail to honestly inform Party C the debts that the Joint Venture has incurred before the interest transfer which causes Party C to suffer losses after becoming the Joint Venture's shareholder, Party C shall have the right to seek compensation from Party A and Party B.

IV.	Liability of breach a contract
1.
Each party shall carry out the agreement after it becomes effective. If any party fails to fully perform its obligations under the agreement, it shall be liable pursuant to the laws and this agreement.

2.
If Party A and Party B cause Party C to be unable to register the interest transfer in time and materially affect its purposes to enter into the agreement, Party A and Party B shall pay a penalty that equals 0.001% of the payment Party C has made for the interest transfer. If Party C suffers any losses due to the breach of contract by Party A or Party B and the penalty for the breach of contract is lower than the actual damage, Party A and Party B shall pay additional compensation.

V.
Amendment and termination of agreement:

The agreement shall be amended or terminated upon consents of Party A, Party B and Party C. The three parties shall sign an amendment or a termination agreement to amend or terminate the agreement.

VI.
The payment of related expenses:

The related expenses (such as witness, evaluation or audit and registration fees) that occur in the process of the interest transfer shall be borne by the three parties through negotiation.

VII.
Dispute solution:

Party A, Party B and Party C shall negotiate friendly to solve any disputes arise from or related to this agreement. If they fail to resolve the disputes through negotiation, all three parties agree to apply for arbitration in the Shenzhen Arbitration Committee.

VIII.
Condition:

This agreement shall be effective after it's signed by three parties (it shall be effective after approval of relevant agencies are obtained, if the company is foreign invested enterprise). The registration alteration procedures shall be conducted pursuant to the rules of the Shenzhen Market Supervision and Administration after the agreement becomes effective.

IX.
There are five copies of the agreement, with each of Party A, Party B and Party C holding one and each of the Shenzhen Market Supervision and Administration and the Shenzhen United Assets and Equity Exchange holding one. The rest shall be reported to the relevant departments.

Transferor:	Transferee:

/s/ Yinyan Guan	/s/ Jianxing Lin

/s/ Qingguo Zeng

April 7th, 2011 in Shenzhen

Exhibit A
Interest Transfer Certification

Certificate Number: JZ2011040701

Transferor: (Title / Name): Yinyan Guan

Transferor: (Title / Name): Qingguo Zeng

Transferee: Shenzhen Xing Tian Kong Digital Co., Ltd

Transferred Enterprise Name: Shenzhen Dasen Communication Technology Co., Ltd

Transfer Price: RMB 10 million

Shenzhen United Assets and Equity Exchange has witnessed the execution of the Interest Transfer Agreement between the transferors, Yinyan Guan and Qingguo Zeng, and Jianxing Lin, the authorized representative of the transferee, Shenzhen Xing Tian Kong Digital Co., Ltd. on April 7th, 2011.

It’s verified that the transferred company was established on November 26th, 2007 with a registered capital of RMB 10 million (paid-in capital: 10 million).

The transferor, Yinyan Guan, owns 95% of the company’s interest. The transferor, Yinyan Guan, hereby transfers its 95% of the company’s interest at the price of RMB 9.5 million to the transferee, Shenzhen Xing Tian Kong Digital Co., Ltd. and the transferee, Shenzhen Xing Tian Kong Digital Co., Ltd., agrees to the above price and accepts the company’s interest.

The transferor, Qingguo Zeng, owns 5% of the company’s interest. The transferor, Qingguo Zeng, hereby transfers its 5% of the company’s interest at the price of RMB 0.5 million to the transferee, Shenzhen Xing Tian Kong Digital Co., Ltd. and the transferee, Shenzhen Xing Tian Kong Digital Co., Ltd., agrees to the above price and accepts the company’s interest.

This is to certify that the intentions expressed by the parties are genuine when each party signed the Interest Transfer Agreement and each party (or the authorized representative)’s signature is authentic.

Certifying Institution: Shenzhen United Assets and Equity Exchange
Certifying Institution Representative: Yanping Wang
Certifying Date: 7th April, 2011

2